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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OF INCORPORATION
Albert's Organics, Inc.	California
Mountain People's Warehouse, Inc.	California
Natural Retail Group, Inc.	Delaware
Nutrasource, Inc.	Washington
Rainbow Natural Foods, Inc.	Colorado
Stow Mills, Inc.	Vermont
United Natural Foods Pennsylvania, Inc.	Pennsylvania
United Natural Transportation Co.	Delaware
United Natural Trading, Inc. Co.	Delaware
d/b/a Hershey Imports Company, Inc.
United Northeast LLC	Delaware

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  Exhibit 21